OSAGE SYSTEMS GROUP ANNOUNCES LETTER OF INTENT REGARDING SALE OF SUBSTANTIAL OPERATING ASSETS TO POMEROY COMPUTER RESOURCES

Phoenix, Arizona-Osage Systems Group, Inc. (AMEX:OSE) today announced that it has entered into a Letter of Intent (LOI) providing for the sale of operating assets and the business of Osage to Pomeroy Computer Resources, Inc. (NASDAQ:PMRY) The purchase price is undisclosed at this time.

The transaction is subject to a number of conditions, including negotiation of definitive agreements and customary approvals and consents. It is contemplated that the transaction will also be effected through the provisions of the U.S. Bankruptcy Code and will, accordingly, be subject to Court approval. If the sale is completed, Pomeroy anticipates that the systems integration and consulting business of Osage will operate as additional branch offices of the Company.

"This proposed transaction should provide Pomeroy with the opportunity to acquire the business and capabilities associated with Osage's talented group of employees. It will also give the Company a presence in geographies where we currently do not have facilities," Stephen E. Pomeroy commented.

Over the past several months, management of the Osage has sought capital to fund prior obligations and support its operations. Until recently Osage has been able to generate operating cash flow but has not had sufficient capital support to overcome past obligations and support operations. Because of its capital constraints, Osage has at times been unable to secure the necessary credit to purchase needed hardware and software for sale to its customers, resulting in lost sales opportunities. This has been a contributor to a major downturn in sales and operating cash flow in the fourth quarter.

In light of Osage's inability to show a profit, its capital providers have been reluctant to continue to invest additional capital or fulfill their capital commitments. Currently, Osage does not have the cash availability to meet critical payments to maintain its operations independently.

"The proposed sale to Pomeroy should permit the business of Osage to continue and develop as part of Pomeroy while providing the greatest value to Osage stakeholders," commented Phil Carter CEO of Osage.

This transaction will take place under the provisions of bankruptcy laws. Osage has engaged Hodgson Russ LLP as bankruptcy counsel to advise on all creditor issues.

About Osage

Osage Systems Group (www.osage.com) designs, implements and supports eBusiness solutions for the Networked Economy™. With a comprehensive and fully integrated set of e-Business capabilities, Osage strategically links infrastructure, integration, information, and intelligence. Osage partners, including Sun Microsystems, Cisco, Veritas, and Oracle, provide the industry-leading technologies that held shape Osage solutions, enabling customers to achieve a powerful Internet presence. Osage is the intelligent path for business leaders to follow in order to achieve optimum results in the robust, web-centered environment.

Certain statements in this press release may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements made by the Company involve known and unknown risks, uncertainty and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward looking statements.